Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Real Asset Income and Growth Fund

We consent to the use of our report dated February 28, 2017 with respect to the financial statements of Nuveen Real Asset Income and Growth Fund, included herein, and to the references to our firm under the headings “Financial Highlights,” “Experts” and “Appointment of the Independent Registered Public Accounting Firm for the Acquiring Fund” in the Proxy Statement/Prospectus, and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

April 24, 2017